Exhibit 99.1
FOR IMMEDIATE RELEASE
August 6, 2013
THE WALT DISNEY COMPANY REPORTS
THIRD QUARTER EARNINGS FOR FISCAL 2013
BURBANK, Calif. – The Walt Disney Company today reported earnings for its third fiscal quarter and nine months ended June 29, 2013. Diluted earnings per share (EPS) for the third quarter of $1.01 was equal to the prior-year quarter. Excluding certain items affecting comparability, EPS for the quarter increased 2% to $1.03 compared to $1.01 in the prior-year quarter. Diluted EPS for the nine months ended June 29, 2013 was $2.61 compared to $2.44 in the prior-year period.

"We are pleased with the results we delivered in the third quarter," said Robert A. Iger, Chairman and CEO of The Walt Disney Company.  "We are confident that our strategy of creating high-quality branded content positions us well for the future."

The following table summarizes the third quarter and nine-month results for fiscal 2013 and 2012 (in millions, except per share amounts):

	Quarter Ended			Nine Months Ended
	June 29, 2013	June 30, 2012	Change	June 29, 2013	June 30, 2012	Change
Revenues	$11,578	$11,088	4%	$33,473	$31,496	6%
Segment operating income (1)	$3,351	$3,236	4%	$8,240	$7,625	8%
Net income (2)	$1,847	$1,831	1%	$4,742	$4,438	7%
Diluted EPS (2)	$1.01	$1.01	—%	$2.61	$2.44	7%
Cash provided by operations	$3,413	$2,885	18%	$6,717	$6,431	4%
Free cash flow (1)	$2,723	$2,145	27%	$4,908	$3,580	37%

(1)	Aggregate segment operating income and free cash flow are non-GAAP financial measures. See the discussion of non-GAAP financial measures below.

(2)	Reflects amounts attributable to shareholders of The Walt Disney Company, i.e. after deduction of noncontrolling (minority) interests.

EPS for the current quarter includes $60 million of restructuring and impairment charges, which had a negative impact of $0.02 on EPS.

SEGMENT RESULTS
The following table summarizes the third quarter and nine-month segment operating results for fiscal 2013 and 2012 (in millions):

	Quarter Ended			Nine Months Ended
	June 29, 2013	June 30, 2012	Change	June 29, 2013	June 30, 2012	Change
Revenues:
Media Networks	$5,352	$5,084	5%	$15,410	$14,555	6%
Parks and Resorts	3,678	3,441	7%	10,371	9,495	9%
Studio Entertainment	1,590	1,625	(2)%	4,473	4,423	1%
Consumer Products	775	742	4%	2,551	2,369	8%
Interactive	183	196	(7)%	668	654	2%
	$11,578	$11,088	4%	$33,473	$31,496	6%
Segment operating income (loss):
Media Networks	$2,300	$2,126	8%	$5,376	$5,048	6%
Parks and Resorts	689	630	9%	1,649	1,405	17%
Studio Entertainment	201	313	(36)%	553	642	(14)%
Consumer Products	219	209	5%	765	670	14%
Interactive	(58)	(42)	(38)%	(103)	(140)	26%
	$3,351	$3,236	4%	$8,240	$7,625	8%

Media Networks
Media Networks revenues for the quarter increased 5% to $5.4 billion and segment operating income increased 8% to $2.3 billion. The following table provides further detail of the Media Networks results (in millions):

	Quarter Ended			Nine Months Ended
	June 29, 2013	June 30, 2012	Change	June 29, 2013	June 30, 2012	Change
Revenues:
Cable Networks	$3,884	$3,610	8%	$10,880	$10,086	8%
Broadcasting	1,468	1,474	—%	4,530	4,469	1%
	$5,352	$5,084	5%	$15,410	$14,555	6%
Segment operating income:
Cable Networks	$2,087	$1,858	12%	$4,763	$4,325	10%
Broadcasting	213	268	(21)%	613	723	(15)%
	$2,300	$2,126	8%	$5,376	$5,048	6%

Cable Networks
Operating income at Cable Networks increased $229 million to $2.1 billion for the quarter due to growth at ESPN, A&E Television Networks (AETN) and the domestic Disney Channels, partially offset by a decrease at ABC Family. Higher operating income at ESPN was due to increased affiliate revenues and, to a lesser extent, higher advertising revenues, partially offset by increased programming and production costs. Increased affiliate revenues at ESPN were due to contractual rate increases and higher recognition of previously deferred revenues related to annual programming commitments. During the quarter, ESPN recognized $274 million of previously deferred revenue compared to $210 million in the prior-year quarter. Growth in ESPN advertising revenues was primarily due to an increase in units sold and higher rates, partially offset by lower ratings. The increase in programming and production costs was due to contractual rate increases for Major League Baseball rights and production costs for new X Games events. Higher equity income from AETN reflected higher advertising and affiliate revenues, along with the benefit of the increase in the Company's ownership interest from 42% to 50%. Growth at the domestic Disney Channels was due to higher affiliate revenues from contractual rate increases and higher program sales. The decrease in operating income at ABC Family was due to higher programming costs driven by more hours of original scripted programming.

Broadcasting
Operating income at Broadcasting decreased $55 million to $213 million for the quarter due to higher primetime programming costs, lower program sales and decreased advertising revenue, partially offset by higher affiliate revenues. Higher primetime programming costs were driven by a shift of hours from self-produced to acquired programming, which had a higher average cost per hour compared to programming in the prior-year quarter. The decline in program sales reflected higher sales of Grey's Anatomy and Castle in the prior-year quarter. Lower advertising revenue was driven by a decline in network ratings and a decrease in rates and political advertising at the owned television stations, partially offset by higher network rates and growth in online advertising. Affiliate revenue growth was primarily due to higher contractual rates.

Parks and Resorts
Parks and Resorts revenues for the quarter increased 7% to $3.7 billion and segment operating income increased 9% to $689 million. Operating income growth for the quarter was driven by increases at our domestic parks and resorts. Parks and Resorts results for the quarter include an unfavorable impact due to a shift in the timing of the Easter holiday relative to our fiscal periods.
Higher operating income at our domestic parks and resorts was primarily due to increased guest spending, occupied room nights and attendance at Walt Disney World Resort and Disneyland Resort, partially offset by higher costs. Increased guest spending was due to higher average ticket prices and food and beverage spending. Higher costs were driven by spending on new guest offerings and labor and other cost inflation. Significant new guest offerings include MyMagic+, Disney's Art of Animation Resort, which opened in the third quarter of the prior year, and the expansion of the Magic Kingdom at the Walt Disney World Resort.

Studio Entertainment
Studio Entertainment revenues decreased 2% to $1.6 billion and segment operating income decreased $112 million to $201 million, primarily due to a decrease in worldwide theatrical distribution results. Lower theatrical results reflected pre-release marketing costs for The Lone Ranger and the performance of Marvel's Iron Man 3 in the current quarter compared to Marvel's The Avengers in the prior-year quarter, partially offset by better performance of Monsters University in the current quarter compared to Brave in the prior-year quarter.

Consumer Products
Consumer Products revenues increased 4% to $775 million and segment operating income increased 5% to $219 million. Higher operating income was due to increases at our Merchandise Licensing and Retail businesses.
The increase in operating income at Merchandise Licensing was due to the inclusion of Lucasfilm and the performance of Monsters University and Disney Junior merchandise, partially offset by lower Spider-Man revenue and higher revenue share with the Studio Entertainment segment. The increased revenue share reflected a higher mix of revenues from properties subject to revenue share in the current quarter. At our Retail business, higher operating income was driven by comparable store sales growth in North America and Japan and higher online sales in North America.

Interactive
Interactive revenues for the quarter decreased 7% to $183 million and segment operating results decreased by $16 million to a loss of $58 million. Lower operating results were primarily due to lower minimum guarantee recognition, a decline in console game sales as there were no new releases in the current quarter, and a decrease at our social games business due to a favorable acquisition accounting adjustment recognized in the prior-year quarter. These decreases were partially offset by growth at our Japan mobile business.

OTHER FINANCIAL INFORMATION

Net Interest Expense
Net interest expense was as follows (in millions):

	Quarter Ended
	June 29, 2013	June 30, 2012	Change
Interest expense	$(93)	$(115)	19%
Interest and investment income	10	22	(55)%
Net interest expense	$(83)	$(93)	11%
The decrease in interest expense for the quarter was primarily due to lower effective interest rates. The decrease in interest and investment income for the quarter was driven by higher write-downs of investments.

Income Taxes
The effective income tax rate was as follows:

	Quarter Ended
	June 29, 2013	June 30, 2012	Change
Effective Income Tax Rate	34.2%	32.8%	(1.4)	ppt
The increase in the effective income tax rate for the quarter was driven by changes in our estimated full year effective income tax rate, which is the rate used to determine the quarterly tax provision.  The estimated full year effective rate is adjusted each quarter based on information available at the end of that quarter. This impact was unfavorable in the current quarter whereas it was favorable in the prior-year quarter.

Cash Flow
Cash provided by operations and free cash flow were as follows (in millions):

	Nine Months Ended
	June 29, 2013	June 30, 2012	Change
Cash provided by operations	$6,717	$6,431	$286
Investments in parks, resorts and other property	(1,809)	(2,851)	1,042
Free cash flow (1)	$4,908	$3,580	$1,328

(1)	Free cash flow is not a financial measure defined by GAAP. See the discussion of non-GAAP financial measures that follows.
Cash provided by operations for the first nine months of fiscal 2013 increased 4% or $286 million to $6.7 billion as compared to the first nine months of fiscal 2012. The increase was primarily due to higher segment operating results and lower tax payments, partially offset by the payment related to the Celador litigation and higher film production spending.

Capital Expenditures and Depreciation Expense
Investments in parks, resorts and other property were as follows (in millions):

	Nine Months Ended
	June 29, 2013	June 30, 2012
Media Networks
Cable Networks	$111	$88
Broadcasting	43	42
Total Media Networks	154	130
Parks and Resorts
Domestic	752	1,840
International	623	459
Total Parks and Resorts	1,375	2,299
Studio Entertainment	41	49
Consumer Products	27	46
Interactive	11	16
Corporate	201	311
Total investments in parks, resorts and other property	$1,809	$2,851
Capital expenditures decreased from $2.9 billion to $1.8 billion driven by decreases at Parks and Resorts and Corporate. The decrease at Parks and Resorts was due to higher spending in the prior year which included the final progress payment for the Disney Fantasy cruise ship, the expansion of Disney California Adventure and construction of Disney's Art of Animation Resort, compared to the current year, which included construction of the Shanghai Disney Resort. The decrease at Corporate reflected higher spending in the prior-year period for corporate facilities.

Depreciation expense was as follows (in millions):

	Nine Months Ended
	June 29, 2013	June 30, 2012
Media Networks
Cable Networks	$105	$107
Broadcasting	74	74
Total Media Networks	179	181
Parks and Resorts
Domestic	781	689
International	242	234
Total Parks and Resorts	1,023	923
Studio Entertainment	39	42
Consumer Products	43	41
Interactive	13	12
Corporate	161	141
Total depreciation expense	$1,458	$1,340

Non-GAAP Financial Measures
This earnings release presents EPS excluding the impact of certain items, free cash flow, and aggregate segment operating income, all of which are important financial measures for the Company but are not financial measures defined by GAAP.
These measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of EPS, cash flow or net income as determined in accordance with GAAP. EPS excluding certain items, free cash flow, and aggregate segment operating income as we have calculated them may not be comparable to similarly titled measures reported by other companies.
EPS excluding certain items – The Company uses EPS excluding certain items to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period. The Company believes that information about EPS exclusive of these impacts is useful to investors, particularly where the impact of the excluded items is significant in relation to reported earnings, because the measure allows for comparability between periods of the operating performance of the Company’s business and allows investors to evaluate the impact of these items separately from the impact of the operations of the business.

The following table reconciles reported EPS to EPS excluding certain items:

	Quarter Ended			Nine Months Ended
	June 29, 2013	June 30, 2012	Change	June 29, 2013	June 30, 2012	Change
Diluted EPS as reported	$1.01	$1.01	—%	$2.61	$2.44	7%
Exclude:
Favorable tax adjustments related to pre-tax earnings in prior years	—	—	nm	(0.06)	—	nm
Tax benefit from prior-year foreign earnings indefinitely reinvested outside the United States	—	—	nm	(0.04)	—	nm
Other income/(expense), net (1)	—	—	nm	0.04	(0.06)	nm
Hulu Equity Redemption charge (2)	—	—	nm	0.02	—	nm
Restructuring and impairment charges (3)	0.02	—	nm	0.04	0.02	100%
Diluted EPS excluding certain items (4)	$1.03	$1.01	2%	$2.62	$2.39	10%

(1) The prior-year nine-month period consists of the UTV Gain ($184 million). The current nine-month period includes the Celador litigation charge ($321 million), partially offset by the gain on the sale of our interest in ESPN STAR Sports ($219 million).

(2)	Our share of expense associated with an equity redemption at Hulu LLC ($55 million).

(3)
Charges for the current quarter and nine-month period totaled $60 million and $121 million, respectively, primarily for severance, contract termination and leasehold improvement impairment charges. Charges for the prior-year quarter and nine-month period totaled $7 million and $51 million, respectively, primarily for severance costs.

(4)	May not equal the sum of the rows due to rounding.

Free cash flow – The Company uses free cash flow (cash provided by operations less investments in parks, resorts and other property), among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures. Management believes that information about free cash flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments and pay dividends or repurchase shares.
Aggregate segment operating income – The Company evaluates the performance of its operating segments based on segment operating income, and management uses aggregate segment operating income as a measure of the performance of operating businesses separate from non-operating factors. The Company believes that information about aggregate segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing separate insight into both operations and the other factors that affect reported results.

A reconciliation of segment operating income to net income is as follows (in millions):

	Quarter Ended		Nine Months Ended
	June 29, 2013	June 30, 2012	June 29, 2013	June 30, 2012
Segment operating income	$3,351	$3,236	$8,240	$7,625
Corporate and unallocated shared expenses	(115)	(107)	(367)	(334)
Restructuring and impairment charges	(60)	(7)	(121)	(51)
Other income/(expense), net	—	—	(92)	184
Net interest expense	(83)	(93)	(209)	(278)
Hulu Equity Redemption charge	—	—	(55)	—
Income before income taxes	3,093	3,029	7,396	7,146
Income taxes	(1,059)	(993)	(2,303)	(2,363)
Net income	$2,034	$2,036	$5,093	$4,783
CONFERENCE CALL INFORMATION
In conjunction with this release, The Walt Disney Company will host a conference call today, August 6, 2013, at 5:00 PM EDT/2:00 PM PDT via a live Webcast. To access the Webcast go to www.disney.com/investors. The discussion will be available via replay through August 20, 2013 at 7:00 PM EDT/4:00 PM PDT.

FORWARD-LOOKING STATEMENTS
Management believes certain statements in this earnings release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made. Management does not undertake any obligation to update these statements.
Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions), as well as from developments beyond the Company’s control, including:

•	changes in domestic and global economic conditions, competitive conditions and consumer preferences;

•	adverse weather conditions or natural disasters;

•	health concerns;

•	international, political, or military developments; and

•	technological developments.
Such developments may affect travel and leisure businesses generally and may, among other things, affect:

•	the performance of the Company’s theatrical and home entertainment releases;

•	the advertising market for broadcast and cable television programming;

•	expenses of providing medical and pension benefits;

•	demand for our products; and

•	performance of some or all company businesses either directly or through their impact on those who distribute our products.
Additional factors are set forth in the Company’s Annual Report on Form 10-K for the year ended September 29, 2012 under Item 1A, “Risk Factors,” and subsequent reports.

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited; in millions, except per share data)

	Quarter Ended		Nine Months Ended
	June 29, 2013	June 30, 2012	June 29, 2013	June 30, 2012
Revenues	$11,578	$11,088	$33,473	$31,496
Costs and expenses	(8,574)	(8,128)	(26,182)	(24,657)
Restructuring and impairment charges	(60)	(7)	(121)	(51)
Other income/(expense), net	—	—	(92)	184
Net interest expense	(83)	(93)	(209)	(278)
Equity in the income of investees	232	169	527	452
Income before income taxes	3,093	3,029	7,396	7,146
Income taxes	(1,059)	(993)	(2,303)	(2,363)
Net income	2,034	2,036	5,093	4,783
Less: Net income attributable to noncontrolling interests	(187)	(205)	(351)	(345)
Net income attributable to The Walt Disney Company (Disney)	$1,847	$1,831	$4,742	$4,438

Earnings per share attributable to Disney:
Diluted	$1.01	$1.01	$2.61	$2.44
Basic	$1.02	$1.02	$2.64	$2.47

Weighted average number of common and common equivalent shares outstanding:
Diluted	1,821	1,812	1,816	1,818
Basic	1,802	1,791	1,794	1,794

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited; in millions, except per share data)

	June 29, 2013	September 29, 2012
ASSETS
Current assets
Cash and cash equivalents	$3,932	$3,387
Receivables	6,568	6,540
Inventories	1,465	1,537
Television costs and advances	655	676
Deferred income taxes	759	765
Other current assets	826	804
Total current assets	14,205	13,709
Film and television costs	4,786	4,541
Investments	2,683	2,723
Parks, resorts and other property
Attractions, buildings and equipment	39,960	38,582
Accumulated depreciation	(21,981)	(20,687)
	17,979	17,895
Projects in progress	2,729	2,453
Land	1,167	1,164
	21,875	21,512
Intangible assets, net	7,430	5,015
Goodwill	27,342	25,110
Other assets	2,244	2,288
Total assets	$80,565	$74,898

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other accrued liabilities	$5,658	$6,393
Current portion of borrowings	2,219	3,614
Unearned royalties and other advances	3,464	2,806
Total current liabilities	11,341	12,813

Borrowings	12,784	10,697
Deferred income taxes	3,485	2,251
Other long-term liabilities	7,048	7,179
Commitments and contingencies
Equity
Preferred stock, $.01 par value Authorized – 100 million shares, Issued – none	—	—
Common stock, $.01 par value Authorized – 4.6 billion shares, Issued – 2.8 billion shares	33,245	31,731
Retained earnings	46,364	42,965
Accumulated other comprehensive loss	(2,884)	(3,266)
	76,725	71,430
Treasury stock, at cost, 1.0 billion shares	(33,189)	(31,671)
Total Disney Shareholders' equity	43,536	39,759
Noncontrolling interests	2,371	2,199
Total equity	45,907	41,958
Total liabilities and equity	$80,565	$74,898

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; in millions)

	Nine Months Ended
	June 29, 2013	June 30, 2012
OPERATING ACTIVITIES
Net income	$5,093	$4,783
Depreciation and amortization	1,633	1,495
Gains on dispositions and acquisition	(229)	(184)
Deferred income taxes	163	153
Equity in the income of investees	(527)	(452)
Cash distributions received from equity investees	526	501
Net change in film and television costs and advances	(357)	(185)
Equity-based compensation	305	311
Other	233	200
Changes in operating assets and liabilities:
Receivables	(3)	236
Inventories	78	76
Other assets	(3)	(77)
Accounts payable and other accrued liabilities	(328)	(462)
Income taxes	133	36
Cash provided by operations	6,717	6,431

INVESTING ACTIVITIES
Investments in parks, resorts and other property	(1,809)	(2,851)
Proceeds from dispositions	345	15
Acquisitions	(2,310)	(737)
Other	112	103
Cash used in investing activities	(3,662)	(3,470)

FINANCING ACTIVITIES
Commercial paper repayments, net	(2,000)	(558)
Borrowings	3,900	3,251
Reduction of borrowings	(817)	(1,672)
Dividends	(1,324)	(1,076)
Repurchases of common stock	(2,694)	(2,042)
Proceeds from exercise of stock options	518	844
Other	(19)	(427)
Cash used in financing activities	(2,436)	(1,680)

Impact of exchange rates on cash and cash equivalents	(74)	(92)

Increase in cash and cash equivalents	545	1,189
Cash and cash equivalents, beginning of period	3,387	3,185
Cash and cash equivalents, end of period	$3,932	$4,374

Contacts:

Zenia Mucha
Corporate Communications
818-560-5300

Lowell Singer
Investor Relations
818-560-6601